Monetta Trust
Special Meeting of Shareholders
December 3, 2001


The Monetta Trust held a special meeting on December 3, 2001, for shareholders of record on October 9, 2001 to elect/re-elect the trustees serving the Trust. Shareholders were also asked to approve a revised advisory agreement with Monetta Financial Services, Inc. to unbundle certain expenses from the advisory fee and to ratify the selection of KPMG LLP as independent accountants for the Trust.

In addition, the shareholders of each of the Intermediate Bond Fund, the Government Money Market Fund and the Balanced Fund were asked to approve a new sub-advisory agreement with Ambassador Capital Management LLC.

As of the record date, the eligible votes for each series in the Monetta Trust were as follows:

            290,582.579 eligible votes for the Small-Cap Fund
            1,304,569.437 eligible votes for the Mid-Cap Fund
            457,607.154 eligible votes for the Large-Cap Fund
            668,667.527 eligible votes for the Balanced Fund
            3,238,121.920 eligible votes for the Intermediate Bond Fund 4,583,464.100 eligible votes for the Government Money Market Fund 10,543,012.717 eligible votes for all series of the Monetta Trust

The results of voting were as follows (by number of shares):

                Item          Affirmative    Against      Abstentions   Broker
                              Votes          Votes                      Non-votes
1.  Election of Directors:
     Robert S. Bacarella      5,488,205.477  N/A          222,357.834   None
     John W. Bakos            5,495,747.355  N/A          214,815.976   None
     Maria Cesario De Nicolo  5,495,118.046  N/A          215,445.265   None
     John L. Guy              5,489,807.919  N/A          220,755.392   None
     Marlene Zielonka Hodges  5,496,418.425  N/A          214,114.886   None
     Mark F. Ogan             5,496,649.754  N/A          213,913.557   None
     William M. Valiant       5,486,439.172  N/A          224,124.139   None

2.  Revise Investment Advisory Agreement
     Small-Cap Fund             137,533.929   10,799.627    2,815.555     5,601.000
     Mid-Cap Fund               536,025.425   91,267.465   76,900.242    36,942.000
     Large-Cap Fund             195,744.322   22,236.409   24,121.409    11,805.000
     Balanced Fund              349,430.775   17,807.113    8,461.978    33,302.000
     Intermediate Bond Fund   1,150,303.011   47,975.130   71,118.891   394,667.000
     Government Money Market
      Fund                    2,271,494.610  147,893.910   66,316.270   None

3.  Ratify selection of independent
     accountants              5,359,035.501  117,401.365  234,126.445   None

4.  Sub-advisory agreement:
     Balanced Fund              390,079.627   10,342.826    8,579.413   None
     Intermediate Bond Fund   1,567,456.736   24,726.618   71,880.678   None
     Government Money Market
      Fund                    2,288,225.060  100,951.160   96,528.570   None